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June 10, 2004

To the Board of Directors and Stockholder's of Hartford Life Insurance Company
Hartford, Connecticut

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Hartford Life Insurance Company and subsidiaries(the "Company") for the period ended March 31, 2004 and 2003, and have issued our report thereon dated May 10, 2004; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which was included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference and included in amendment no. 1 to Registration Statement No. 333-110655.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of amendment no. 1 to Registration Statement No. 333-110655 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Hartford, Connecticut